Exhibit 10

August 28, 2006        STRICTLY PRIVATE & CONFIDENTIAL

Li Wa Tat Benedict

Re: Letter of Employment

Dear Mr. Li,

The Company is pleased to offer you an appointment with CHINA DIGIMEDIA HOLDINGS LIMITED (“the Company”), on the following terms and conditions of employment:

1.	Commencement Date
You will commence your duty on August 28, 2006

2.	Position
Your position title is Chief Financial Officer.

3.	Probationary Period
Your probationary period will be completed on November 28, 2006 (3 months from the commencement date). During the probationary period, either the Company or you are entitled to terminate this Agreement by giving 7 days’ notice or payment in lieu of thereof for the first month and thereafter by giving one month’s notice or payment in lieu of thereof.

4.	Duties
You are required to perform your job duties for the Company and its related companies as directed to you by your superiors. Job duties may change upon discussion with your goodself.

5.	Working Hours
The official working hours for weekdays is 9:00am to 6:00pm Monday to Friday while on alternate Saturdays, the working hours is 9:00am to 1:00pm. For each working day, you are entitled to one hour lunch break between 1:00pm to 2:00pm. However, due to the nature of your job, you may be required to work irregular and lengthy hours in order to fully discharge your responsibilities.

6.	Salary
Your basic salary will be HK$65,000 per calendar month payable monthly in arrears. Salaries are normally reviewed annually on 1st January of each year. The salary pay day is on the 29th of each month.

7.	Employee Shares Option or Bonus Shares
You are entitled to 30,000 shares of common stock of the company (OTC BB: CDGT) as additional compensation for your first year of service. The Value of the Bonus Shares is considered part of your Salary. Your Bonus Shares for second and up years will be reviewed before end of your first year term. The consideration will be based on the upcoming Employee Shares Option Scheme (which is current under company-wide evaluation), your performance and the value of the company share price at that time. The total value of your salary compensation is usually an increase in case of satisfactory performance.

8.	Annual Leave/ Sick Leave/ Maternity Leave/ Paternity Leave
You are at Grade 1. Please refer to the attached Employment Information Summary for details. Any annual leave entitlement due to you at time of termination will be compensated by payment of salary in lieu. Any leave taken by you in advance will be deducted from your last payment of salaries upon termination.

9.	Year End Bonus/ Mandatory Provident Fund Scheme
Please refer to the attached Employment Information Summary for details.

10.	Public Holidays
The statutory local Hong Kong public holidays will be observed.

11. Disclosure of Information & Conflict of Interest
You are required to disclose to the Company in writing full details of any interest you have (whether legally or beneficially or through any agent and including any interest in any share or loan capital or other securities) in any company or other commercial entity or body corporate or unincorporated (“Interest”). For the purpose of disclosure you shall be taken to be interested in and required to disclose any interest of your spouse, children under 21 years of age or any corporation which acts, or the directors or in respect of which they are entitled to exercise or control the exercise of one-quarter or more of voting powers at general meetings of that corporation. Whether any Interest so disclosed is in a company or other commercial entity or body corporate or unincorporated, you shall disclose, so far as you are aware having made all reasonable enquiries, all Interest of such other company or other commercial entity or body corporate or unincorporated.

If required at any time by the Company, you shall dispose of, or shall procure your spouse or children under 21 years of age as the case may be dispose of, any Interest disclosed or required to be disclosed to the Company. In addition, without altering your duties to make the necessary disclosure, you shall be required to dispose of any Interest which is in conflict with the business or affairs of the Company or its subsidiaries, holding or associated companies or any company that forms part of the Company.

Furthermore, you shall promptly disclose to the Company all information or material which at any time shall have come to your knowledge or into your possession which may be used by the Company or its subsidiaries, holding or associated companies or any company that form part of the Company for the carrying on or development of its or their existing business or the development of a new business.

Without prejudice to any other provisions of this Agreement, you agree to declare any of your business in conflict with the business or activities of the Company or such of its subsidiaries, holding or associated companies, at the date hereof or in which you may subsequently become involved in reasonable detail to the Company or such of its subsidiaries, holding or associated companies.

In this Agreement, the “Company” means CHINA DIGIMEDIA HOLDINGS LIMITED its subsidiaries and associated companies.

12. Non-Competition
You acknowledge that during the course of employment with the Company, you will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and its subsidiaries, holding or associated companies or any company that forms part of the Company and that your services will be of a special, unique and extraordinary value to the Company. You hereby agree that during your term of employment and for 12 months thereafter, you shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or engage in any other business involving in the development or deployment of software(s) identical to or similar to the software(s) developed or deployed, or is being developed or deployed by you, whether by yourself or with other person(s), at the time of termination of this Agreement or during the term of your employment.

13. Assignment of Intellectual Property Rights
You hereby assign to the Company in perpetuity and free of royalty or charge your entire right, title and interest in any idea or intellectual property rights including but not limited to inventions, patents, design of any article (whether the design is ornamental or otherwise), copyright in computer programmes and related documentation, literary, artistic and any other works of authorship made or conceived by you (whether alone or with others), or created or developed wholly or in part by you, whether or not such are patentable, protected by copyright or susceptible to other forms of protection (all hereinafter called “Developments”), and the Developments:

a.	relate to the Company’s actual, anticipated or future business or the research or development thereof, or
b.
are suggested by or arisen out of or in connection with any task assigned to you (whether alone or with others) or work performed by you (whether alone or with others) for or on behalf of the Company or any member of the Company.

Including any Development made, conceived, created or developed prior to the date of your employment with the Company provided that such Development shall satisfy the above Paragraphs (a) & (b).

14.  Termination of Service
After the probation, either the employee or the Company may terminate the employment by giving one month’s written notice of termination or equivalent payment of salary in lieu of notice to the other party. The Company reserves the right to terminate your agreement at any time without prior notice or payment in lieu of notice should you (i) breach the terms and conditions of this agreement or (ii) violate any of the Company rules and regulations or (iii) be convicted of any criminal offence or (iv) commit any misconduct that can amount to summary dismissal under the Employment Ordinance or (v) on any other grounds as allowed by law.

15. Miscellaneous
Your appointment is also subject to (a) the provisions of the Company’s Employee Handbook which will be available to you by the Human Resources Department and (b) satisfactory references being obtained from your previous employers.

Please confirm your understanding and acceptance of the above terms and conditions of employment with the Company by signing and returning the duplicate copy of this letter to me (including Employment Information Summary).

We welcome you to become a member of CHINA DIGIMEDIA HOLDINGS LIMITED and wish you every success with us.

Yours sincerely,	I accept the appointment on the terms and
For and on behalf of	conditions stated in this letter.
China Digimedia Holdings Limited

_________________________________________	__________________________________________
Daniel Ng	Li Wa Tat Benedict
Chairman & CEO	Date: August 28, 2006